Exhibit 99.1

PRESS RELEASE Contact: Michael Senken

Phone: (678) 384-6720

MIMEDX GROUP ANNOUNCES CHANGES TO BOARD OF DIRECTORS

KENNESAW, Georgia, September 10, 2012 (PR Newswire) — MiMedx Group, Inc. (OTCBB: MDXG), an integrated developer, manufacturer and marketer of patent protected regenerative biomaterials and bioimplants processed from human amniotic membrane, announced today its Board of Directors has appointed two new members, effective September 5, 2012. The new directors are healthcare executive Charles R. Evans and Neil S. Yeston, M.D., F.A.C.S., a healthcare practitioner, innovator and leader.

In addition, the Company announced that incumbent directors Kurt M. Eichler and Andrew K. Rooke, Jr ., have resigned from the Board to devote more time to their other interests and pave the way for these two new additions. Both Mr. Eichler and Mr. Rooke will continue to be available to the MiMedx Board and management on a consultative basis.

“MiMedx is fortunate to have an accomplished Board of Directors with in-depth experience in a wide-range of industries and professions. The addition of Charles Evans and Dr. Neil Yeston will further expand and complement the expertise that our directors already bring to MiMedx,” commented Parker H. Petit, the Company’s Chairman and Chief Executive Officer. “Each of our new directors is well respected in their field of interest, and together they will provide our board and management team with new insight and perspectives relating to our business.”

“I wish to thank Kurt Eichler and Kreamer Rooke who have offered invaluable service to MiMedx over many years. I know the entire Board of Directors joins me in thanking each of them for their many contributions towards the long-term success of MiMedx Group,” said Petit.

Both Mr. Evans and Dr. Yeston are Class I Directors who will serve for a term expiring at the 2014 Annual Meeting of Stockholders

Charles Evans is President of the International Health Services Group (IHSG) and a Senior Advisor at Jackson Healthcare. IHSG is a social enterprise founded by Mr. Evans in 2007 that supports health services development in underserved areas of the world. Atlanta-based Jackson Healthcare is a consortium of companies that provide physician and clinician staffing, anesthesia management and healthcare information technology solutions that produce improved clinical and financial outcomes for hospitals, health systems and physician groups throughout the U.S. Previously, Mr. Evans was employed by Healthcare Corporation of America (HCA) and managed various HCA divisions. In 2004, he was named President of HCA’s Eastern Group, where he was responsible for operations in the Eastern half of the country.

Mr. Evans is a Fellow in the American College of Healthcare Executives, having served as Governor of the College from 2004 to 2007 and Chairman from 2008 to 2011. He serves on the boards at Jackson Healthcare and CareSpot Express Healthcare. Additionally, Mr. Evans serves on the boards of non-profit organizations including MedShare International, and MedicalMissions.org, and he is chairman of the Hospital Charitable Services Awards. Mr. Evans received an undergraduate degree from West Virginia Wesleyan College, Master of Arts from Indiana University of Pennsylvania and an MBA from Indiana University.

Dr. Yeston brings a comprehensive understanding of healthcare issues from the perspective of the practitioner, academician, administrator and executive. He is recognized for driving significant transformational change in world class healthcare institutions, and is responsible for the development of multiple centers of excellence.

Currently, Dr. Yeston is practicing on the Active Senior Staff, Department of Surgery at Hartford Hospital. During his association with Hartford Hospital, Dr. Yeston has previously served in various roles including Vice President of Academic Affairs, Director of Corporate Compliance, Vice President of Quality Management, and Director of the Section on Critical Care Medicine, Department of Surgery. In addition, Dr. Yeston has formerly served as a Professor of Surgery at the University of Connecticut and the Assistant Dean, Medical Education at the University of Connecticut School of Medicine. Prior to his associations with Hartford Hospital and The University of Connecticut, Dr. Yeston served with Boston University Medical Center in various positions including the Vice Chairman Department of Surgery, Associate Professor of Anesthesiology, Director Progressive Care Unit and Associate Professor of Surgery. Dr. Yeston’s prior practicing physician positions were associated with Boston City Hospital, University Hospital in Boston, MA, Veteran’s Administration Hospital in Jamaica, MA, and Jordan Hospital in Plymouth, MA. Dr. Yeston received an undergraduate degree from the University of Vermont and his M.D. from Chicago Medical School.

The Board plans to nominate current directors, Joseph G. Bleser, Steven Gorlin and Bruce L. Hack, to stand for re-election as Class II directors at the Annual Meeting of Stockholders to be held on October 31, 2012.

Information about all of the nominees for re-election to the Board of Directors at the Company’s 2012 Annual Meeting of Stockholders and the other incumbent directors will be included in the Company’s definitive proxy statement to be filed with U.S. Securities and Exchange Commission. Stockholders of MiMedx Group, Inc. are urged to read the proxy statement when it becomes available. The proxy statement (when it becomes available) may be obtained free of charge at the SEC’s website at www.sec.gov or at MiMedx Group, Inc.’s website at www.mimedx.com.

About the Company

MiMedx® is an integrated developer, manufacturer and marketer of patent protected regenerative biomaterial products and bioimplants processed from human amniotic membrane. “Innovations in Regenerative Biomaterials” is the framework behind our mission to give physicians products and tissues to help the body heal itself. Our biomaterial platform technologies include the device technologies HydroFix® and CollaFix™, and our tissue technologies, AmnioFix® and EpiFix®. Our tissue technologies, processed from the human amniotic membrane, utilize our proprietary Purion® process that was developed by our wholly-owned subsidiary, Surgical Biologics, to produce a safe, effective and minimally manipulated implant for homologous use. Surgical Biologics is the leading supplier of amniotic tissue, having supplied over 90,000 implants to date to distributors and OEMs for application in the Ophthalmic, Orthopedics, Spine, Wound Care and Dental sectors of healthcare.